Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Warburg

Central Garden & Pet

925.948.3686

CENTRAL GARDEN & PET ANNOUNCES EXECUTIVE TRANSITION

Stuart W. Booth, Chief Financial Officer

WALNUT CREEK, CALIFORNIA, April 1, 2009 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced that Stuart W. Booth, Executive Vice President, Chief Financial Officer and Secretary, will be transitioning into a new role within the Company upon the successful completion of a search for a successor and that individual’s transition into the CFO position. In his new capacity, Mr. Booth will be a consultant to the Company for key corporate projects.

Mr. Booth has advised the Company that during the next phase of his career, he intends to make himself available for significant positions with other, non-competing companies, including serving as an outside director and performing other financial consulting work, as well as continuing his association with the Company.

“We appreciate the many contributions Stu has made over the years,” noted William Brown, Chairman and Chief Executive Officer of Central Garden & Pet Company. “Stu has helped us strengthen our financial position, and we are especially pleased that we will be able to continue to rely on his expertise and perspective over the years ahead as we continue to grow our business.”

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed including the brands PENNINGTON®, SMART SEED™ and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND

-more-

POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.